Exhibit 99.01

Houghton Mifflin Publishing and Houghton Mifflin Company Fourth Quarter

and 2004 Annual Results and 2005 Previews

BOSTON—March 9, 2005—Houghton Mifflin Publishing and Houghton Mifflin Company today announced fourth quarter and annual results for 2004.

“As we enter 2005, we remain focused on our preparation for larger adoption opportunities available in the coming years,” said Tony Lucki, President and Chief Executive Officer. “Our net sales growth in 2004 is an indication of our progress towards these goals, as we continue to increase our market penetration and expand our product offerings.”

“With educational publishing poised for growth in the near term, Houghton Mifflin will have a greater addressable market in 2005, and will pursue these opportunities with an expanded book bag of products and new technology offerings, making our business more competitive.”

Results for Fourth Quarter 2004

Educational textbook purchasing patterns are seasonal, with most publishing revenues generated in the second and third quarters of the year. Educational textbook publishers tend to incur operating losses in the first and fourth quarters of the year.

The Company’s net sales for the quarter ending December 31, 2004 increased $28.2 million, or 13.4% to $239.3 million, from $211.1 million for the fourth quarter of 2003. Incremental net sales of $5.2 million in the fourth quarter of 2004 are attributable to companies acquired in 2003.

The K–12 Publishing segment’s net sales increased 15.3% to $124.6 million in the fourth quarter of 2004, from $108.1 million for the same period in 2003. The increase was primarily due to the strong performance of the School and McDougal Littell divisions’ reading, literature, and math products.

The College Publishing segment’s net sales decreased 7.7% to $52.6 million in the fourth quarter of 2004, from $57.0 million for the same period in 2003. The decrease was primarily due to lower second-semester reorders and the increased availability of used textbooks.

The Trade and Reference Publishing segment’s net sales increased 58.9% to $47.5 million in the fourth quarter of 2004, from $29.9 million for the same period in 2003. The increase was driven primarily by sales of the Christmas classic The Polar Express by Chris Van Allsburg, including movie tie-in editions; The Gourmet Cookbook, edited by Ruth Reichl; and The Plot Against America by Philip Roth.

The operating loss was $74.1 million compared to $72.1 million for the same quarter last year. The higher operating loss was primarily due to higher editorial and production costs for new product development, higher selling costs for sales force expansion and sampling in anticipation of 2005 adoption opportunities, partially offset by the incremental contribution from higher net sales.

The net loss from continuing operations in the fourth quarter was $67.3 million in 2004 compared to $65.7 million in 2003. The higher net loss was primarily due to the higher operating loss and marginally higher interest expense attributable to the 11.5% Senior Discount Notes issued in October 2003.

2004 Annual Results

In 2004, net sales rose to $1,282.8 million from $1,263.5 million last year. Net sales in 2004 include $19.3 million of incremental sales attributable to companies acquired in 2003.

Net sales from the K–12 Publishing segment increased to $849.8 million compared to $848.4 million in 2003. The K–12 Publishing segment performance was driven mainly by its positive results in open territories, including sales of Houghton Mifflin Leveled Readers, elementary reading, secondary math, and language arts programs.

The College Publishing segment had net sales in 2004 of $220.9 million, a decrease of 2.3% from the $226.1 million reported in 2003. The decrease in revenue was mainly due to lower sales of backlist titles related to public perception about the high price of textbooks and increased sales in the used textbook market.

The Trade and Reference Publishing segment’s net sales for 2004 were $148.2 million, an 18.5% increase from the $125.1 million reported in 2003. The increase was due mainly to higher sales of adult and children’s titles, including The Polar Express by Chris Van Allsburg and movie tie-in editions; The Gourmet Cookbook, edited by Ruth Reichl; The Plot Against America by Philip Roth; and The Heart Is a Lonely Hunter by Carson McCullers.

Operating income for 2004 was $16.7 million compared to $49.7 million in 2003. The decline in operating income was due mainly to amortization of pre-publication costs, higher editorial and production costs, and higher selling and marketing costs, including sales force expansion, partially offset by the margin contribution of higher net sales and lower one-time acquisition-related charges expensed in 2003.

The net loss from continuing operations for 2004 was $70.4 million compared to a loss of $73.4 million reported last year. The decrease was due mainly to the aforementioned items affecting operating income and the interest expense associated with the October 2003 notes offering. The net loss from continuing operations in 2003 included a $48.4 million debt extinguishment charge.

Cash flow provided from continuing operations decreased to $168.9 million in 2004 from $185.3 million in 2003. The decrease was primarily due to a net investment in working capital.

Capital expenditures excluding pre-publication costs were $47.0 million in 2004 compared to $26.0 million in 2003. The higher 2004 expenditures were related primarily to the implementation of an enterprise resource planning (ERP) system and software supporting improvements in our publishing processes.

Capital expenditures related to pre-publication costs were $93.9 million in 2004 compared to $95.6 million in 2003. This decrease was due mainly to the timing of spending on new product development for upcoming adoption opportunities in 2005 and beyond.

For 2004, operating free cash flow, defined as cash flow from continuing operations less capital expenditures, was $28.0 million compared to $63.6 million in 2003. This decrease mirrored the change in cash flow from continuing operations and higher capital expenditures.

EBITDA, defined as earnings before interest, taxes, depreciation and amortization, and debt extinguishment charge decreased to $241.7 million in 2004 compared to $244.7 million in 2003. The decrease was primarily attributable to higher editorial, selling, and marketing costs, partially offset by the incremental contribution from higher net sales and prior year transaction costs.

Outlook for 2005

“We expect a substantial shift in the education marketplace in 2005, with an anticipated increase in educational funding. As the economy continues to stabilize, state and federal budgets can now support a greater commitment to educational testing and accountability,” Lucki said. “With greater adoption opportunities and an estimated addressable market of $575 million for Houghton Mifflin, we expect total Company net sales to increase in the mid to high single-digit percent range over 2004, with our K–12 Publishing segment expected to have a net sales increase in the low double-digit percent range. We anticipate that the higher net sales will increase EBITDA in the low double-digit percent range. Capital expenditures are expected to increase in the mid teens percent range due mainly to timing of new product development spending and operational system improvement plans. Free cash flow, defined as cash flow provided by continuing operations less capital expenditure, is expected to decrease slightly due to higher plate spending for the adoption opportunities in 2005 and beyond. We expect cash interest expense will be approximately $105 million for 2005.”

“We made significant investments in 2004 in people, products, and technology in order to compete effectively in the upcoming adoption cycle. This strategy helped us attain our 2004 financial goals, and we believe that it positions us for greater gains in 2005 and beyond. We will continue to invest in products that expand our offerings beyond our core competencies and will increase our exposure in the marketplace. At the same time, we will work to better manage our costs to complement revenue growth with margin improvement.”

Conference Call Schedule

The Company’s senior management will review the 2004 fourth quarter and annual results on a conference call scheduled for this morning, March 9, 2005, at 10:00 a.m. EST. The call is open to all interested parties, and discussions may include forward-looking information. The teleconference dial-in numbers are:

United States 800-553-0358

International 612-332-0932

About Houghton Mifflin

Boston-based Houghton Mifflin Company is one of the leading educational publishers in the United States, with over $1 billion in sales. Houghton Mifflin Company publishes textbooks, instructional technology, assessments and other educational materials for elementary and secondary schools and colleges. Houghton Mifflin Company also publishes an extensive line of reference works and award-winning fiction and nonfiction for adults and young readers. Houghton Mifflin offers computer-administered testing programs and services for the professional and certification markets.

With its origins dating back to 1832, Houghton Mifflin Company today combines its tradition of excellence with a commitment to innovation. The Company’s Web site can be found at www.hmco.com. Houghton Mifflin’s parent company, HM Publishing Corp., conducts all of its operating activities through Houghton Mifflin Company.

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995

This communication includes forward-looking statements that reflect the Company’s current views about future events and financial performance. Words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters, identify forward-looking statements. The Company’s expectations, beliefs, and projections are expressed in good faith, and it is believed there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs, and projections will result or be achieved. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from the Company’s expectations, and the Company expressly does not undertake any duty to update forward-looking statements, which speak only as of the date of this report. These factors include, but are not limited to: (i) market acceptance of new educational and testing products and services, particularly reading, literature, language arts, mathematics, science, and social studies programs; and norm-referenced and criterion-referenced testing; (ii) the seasonal and cyclical nature of educational sales; (iii) changes in funding in school systems throughout the nation, which may result in cancellation of planned purchases of educational and testing products and/or services and shifts in timing of purchases; (iv) changes in educational spending in key states such as California, Texas, and Florida, and the Company’s share of that spending; (v) changes in purchasing patterns in elementary and secondary schools and, particularly in college markets, the effect of textbook prices, technology, and the used book market on sales; (vi) changes in the competitive environment, including those which could adversely affect revenue and cost of sales, such as the increased amount of materials given away in the elementary and secondary school markets and increased demand for customized products; (vii) changes in the relative profitability of products sold; (viii) regulatory changes that could affect the purchase of educational and testing products and services; (ix) changes in the strength of the retail market for general interest publications and market acceptance of newly published titles and new electronic products; (x) the ability of Riverside, Edusoft, and Promissor to enter into new agreements for testing services and generate net sales growth; (xi) delays and unanticipated expenses in developing new programs and other products; (xii) delays and unanticipated expenses in developing new technology products, and market acceptance and use of online instruction and assessment materials; (xiii) the potential for damages and fines resulting from errors in scoring high-stakes tests; (xiv) the potential effect of a continued weak economy on sales of K–12, college, and general interest publications; (xv) the risk that the Company’s well-known authors will depart and write for competitors; (xvi) the effect of changes in accounting, regulatory, and/or tax policies and practices; and (xvii) other factors detailed from time to time in the Company’s filings with the SEC.

Contact:

Joseph P. Fargnoli

Vice President, Treasurer

Houghton Mifflin Company

617-351-3351

joseph_fargnoli@hmco.com

HM Publishing Corp.

Unaudited Summary of Consolidated Financial Data

(See Notes to Summary and Other Financial Data)

	Three Months Ended,		Year Ended,
	December 31, 2004	December 31, 2003	December 31, 2004	December 31, 2003
	(dollars in thousands)
Statement of Operations Data (a):
Net sales by segment:
K–12 Publishing	$124,570	$108,132	$849,809	$848,372
College Publishing	52,622	57,044	220,891	226,099
Trade and Reference Publishing	47,530	29,913	148,188	125,129
Other	14,574	16,031	63,946	63,936

	239,296	211,120	1,282,834	1,263,536

Cost of sales excluding pre-publication and publishing rights amortization	112,067	96,793	524,096	500,267
Pre-publication and publishing rights amortization (b)	48,581	41,530	183,232	161,324

Cost of sales	160,648	138,323	707,328	661,591
Selling and administrative expenses	151,590	144,240	554,278	550,900
Intangible asset amortization	1,152	620	4,553	1,368

Operating income (loss)	(74,094)	(72,063)	16,675	49,677
Net interest expense	(32,944)	(31,564)	(127,993)	(117,079)
Debt extinguishment costs (c)	—	—	—	(48,427)
Other income (expense)	—	(45)	184	(39)

Loss from continuing operations before income taxes	(107,038)	(103,672)	(111,134)	(115,868)
Income tax benefit	(39,711)	(37,946)	(40,748)	(42,427)

Loss from continuing operations	(67,327)	(65,726)	(70,386)	(73,441)
Discontinued operations	—	—	—	(1,221)

Net loss	$(67,327)	$(65,726)	$(70,386)	$(74,662)

Other Operating Data:
Reconciliation of operating income (loss) from continuing operations to EBITDA:
Operating income (loss) from continuing operations	$(74,094)	$(72,063)	$16,675	$49,677
Other income (expense)	—	(45)	184	(39)
Depreciation and amortization	58,954	50,580	224,887	195,015

EBITDA (d)	$(15,140)	$(21,528)	$241,746	$244,653

Reconciliation of cash flow from continuing operations to operating free cash flow to:
Cash flow from continuing operations	$168,117	$156,155	$168,926	$185,260
Capital expenditures—excluding pre-publication costs	(20,848)	(8,044)	(47,024)	(26,037)
Capital expenditures—pre-publication costs (b)	(32,183)	(20,021)	(93,923)	(95,610)

Operating free cash flow (d)	$115,086	$128,090	$27,979	$63,613

Notes to Summary Financial Data:

a.	The Consolidated Statement of Operations Data presented includes HM Publishing Corp. and its wholly owned subsidiary Houghton Mifflin Company. HM Publishing Corp., incorporated in September 2003, conducts all of its operating activities through Houghton Mifflin Company. The Consolidated Statement of Operations Data for HM Publishing Corp. includes the results of Houghton Mifflin Company and incremental interest expense of $18.8 million from HM Publishing Corp.’s 11.5% Senior Discount Notes issued in October 2003 and a corresponding incremental tax benefit of $6.3 million.

b.	Pre-publication expenditures include art, prepress, and other costs incurred in the creation of a master copy of a book or other media. These expenditures are capitalized and then amortized over the subsequent three to five years on an accelerated basis. The costs to write manuscripts are expensed as incurred.

c.	The debt extinguishment costs of $48.4 million represent the charge to repurchase 2004 senior notes, 2006 senior notes and senior subordinated bridge notes and term loan.

d.	EBITDA and operating free cash flow are included as both a measure of the Company’s ability to generate cash as well as its ability to meet debt service requirements. We do not intend for EBITDA or operating cash flow to represent cash flow from operations as defined by Generally Accepted Accounting Principles (GAAP), and we do not suggest that you consider it as an indicator of operating performance or as an alternative to cash flow or operating income (as measured by GAAP) or as a measure of liquidity. While EBITDA and operating free cash flow and similar measures are frequently used as measures of operations and an ability to meet debt service requirements, these terms are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.